Exhibit 99.2
GameStop Announces Dividend of Warrants to Shareholders

September 9, 2025

GRAPEVINE, Texas--(BUSINESS WIRE)— GameStop Corp. (NYSE: GME) (“GameStop” or the “Company”) today announced a special dividend to be distributed in the form of warrants to holders of the Company’s common stock as of October 3, 2025 (the “Record Date”).

Each registered shareholder as of the Record Date will receive one (1) warrant for every ten (10) shares of GameStop common stock held, rounded down to the nearest whole warrant. Additionally, in lieu of an adjustment to the applicable conversion rate, holders of the Company’s Convertible Senior Notes due 2030 and 2032 will each receive warrants on an as converted to common stock basis in accordance with the respective governing indenture.

The Company expects to distribute up to approximately 59 million warrants on or around Tuesday October 7, 2025 (the “Distribution Date”). The warrants will be issued without any action required by the Company’s shareholders or noteholders as of the Record Date and without any payment of cash or other consideration.

Each warrant will entitle the holder to purchase one share of common stock at an exercise price of $32.00, at any time following the Distribution Date until the warrants expire on October 30, 2026 (the “Expiration Date”). Holders can only exercise a warrant by paying the exercise price to acquire the shares of common stock in cash. Following the Distribution Date, the warrants are expected to be freely tradable and listed on the New York Stock Exchange under the ticker GME WS. Recipients of the warrants will be able to trade their warrants or exercise any warrants in accordance with the warrant agreement, irrespective of whether they continue to hold shares of common stock or convertible notes.

The transaction provides GameStop shareholders the option to participate in the Company’s capital raising on a non-dilutive basis. If exercised, the warrants are expected to generate up to approximately $1.9 billion of gross proceeds, which GameStop intends to use for general corporate purposes, including making investments in a manner consistent with GameStop’s Investment Policy and potential acquisitions.

Details of Warrant Distribution

Stockholders will receive one (1) warrant for each ten (10) shares of common stock held as of the Record Date of October 3, 2025, rounded down to the nearest whole number for any fractional warrant. As an example, a shareholder who owns 520 or 528 shares of common stock would receive 52 warrants, and a shareholder who owns 2,300 or 2,306 shares of common stock would receive 230 warrants. Holders of the Company’s Convertible Senior Notes as of the Record Date will also receive warrants based on the same ratio in the manner determined by the respective governing indenture. For each $1,000 face amount holders of the 2030 Notes will receive 3.34970 warrants and holders of the 2032 Notes will receive 3.45872 warrants, in each case rounded down to the nearest whole number for any fractional warrant. As an example, a holder of $40,000 face amount of the 2030 Notes would receive 133 warrants.

The warrants will be governed by the warrant agreement that we expect to file with the Securities and Exchange Commission (“SEC”) by the Distribution Date. The warrant agreement contains additional detail on warrant holders’ rights to exercise, potential future adjustments to the warrants, potential suspension of the exercise period and related extension of expiry and other matters.

Frequently asked questions and answers relating to the warrant dividend distribution will be made available at
http://investor.GameStop.com/.

Contacts

GameStop Corp. Investor Relations
(817) 424-2001
ir@gamestop.com

Cautionary Statement Regarding Forward-Looking Statements – Safe Harbor

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements concerning the anticipated warrant distribution, including: our expectations regarding the warrant dividend and distribution; the anticipated record date and distribution date for the warrant distribution; the anticipated gross proceeds of the warrant distribution; the expected use of proceeds from any proceeds received from warrant exercises; the acceptance to trading of the warrants on the New York Stock Exchange; the price of those warrants and the existence of a market for those warrants; and the participation in the warrant distribution. These forward-looking statements are based on GameStop’s current assumptions, expectations and beliefs and are subject to substantial risks, uncertainties, assumptions and changes in circumstances that may cause GameStop’s actual results, performance or achievements to differ materially from those expressed or implied in any forward-looking statement. These risks include, but are not limited to market risks, trends and conditions. These and other risks are more fully described in GameStop’s filings with the SEC, including in the section entitled “Risk Factors” in its Annual Report on Form 10-K for the fiscal year ended February 1, 2025 and its Quarterly Reports on Form 10-Q for the fiscal quarters ended May 3, 2025 and August 2, 2025, and other filings and reports that GameStop may file from time to time with the SEC. Forward-looking statements represent GameStop’s beliefs and assumptions only as of the date of this press release. GameStop disclaims any obligation to update forward-looking statements.
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